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                                                               Exhibit-99(p)(13)

                                   APPENDIX II

                                  July 1, 2000
                             (amended March 8, 2001)

                        RS INVESTMENT MANAGEMENT CO. LLC
                         RS INVESTMENT MANAGEMENT, L.P.
                         RS INVESTMENT MANAGEMENT, INC.
                               RS GROWTH GROUP LLC
                               RS VALUE GROUP LLC
                               RS INVESTMENT TRUST

                           -------------------------

                                 CODE OF ETHICS
                                    including
                         RSIM POLICY ON PERSONAL TRADING

                           -------------------------

I. SCOPE AND SUMMARY

(a) Rule 17j-1 under the Investment Company Act of 1940, as amended (the "1940 Act"), requires every investment company, as well as every investment adviser to and principal underwriter of an investment company, to have a written Code of Ethics which specifically deals with trading practices by "Access Persons." Access Persons are defined to include (1) officers, directors, general partners and Advisory Persons of the two mutual fund advisers (RS Investment Management, Inc. and RS Investment Management, L.P. -- collectively "RSIM"), as well as (2) employees of RSIM and officers, directors, partners who have substantial responsibility for or knowledge of the investments of the mutual funds constituting series of the RS Investment Trust (each, a "Fund"), and (3) each member of the Funds' Board of Trustees. The Rule also requires that reasonable diligence is used and procedures instituted to prevent violations of this Code of Ethics.

(b) Sections 21A and 15(f) of the Securities Exchange Act and Section 204A of the Investment Advisers Act further require all broker-dealers and investment advisers to establish, maintain and enforce written policies and procedures to prevent the misuse of material nonpublic information.

(c)     Common law fiduciary principles require that an investment adviser (like
RSIM) avoid placing itself in a position of conflict of interest with its clients. Likewise, RSIM as a general partner to various partnerships, stands in a fiduciary relationship to the limited partners investing in those partnerships.

(d) The "Blue Ribbon" Advisory Group on Personal Investing in its report to the Investment Company Institute also articulated the following three general fiduciary principles which the Group believes should govern the personal investment activities of mutual fund advisory and distributor personnel:

          (i) the duty at all times to place the interests of Fund shareholders first;

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          (ii)   the requirement that all personal securities transactions be conducted consistent with the Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility; and
          (iii) the fundamental standard that mutual fund advisory and distributor personnel should not take inappropriate advantage of their positions.

(e) This Code of Ethics is designed to satisfy the above-referenced legal requirements and ethical principles as applicable to RSIM in their roles as adviser to the RSIM Funds. It is important that all partners, officers, directors and employees of RSIM to whom this Code of Ethics applies observe the ethical standards set forth in the Code.

(f) This Code of Ethics is not intended to cover all possible areas of potential liability under the 1940 Act or under the federal securities laws in general. For example, other provisions of Section 17 of the 1940 Act prohibit various transactions between a registered investment company and affiliated persons, including the knowing sale or purchase of property to or from a registered investment company on a principal basis, and joint transactions (E.G., combining to achieve a substantial position in a security, concerted market activity, or commingling of funds) between an investment company and an affiliated person.

(g) It is expected that Access Persons will be sensitive to all areas of potential conflict, even if this Code of Ethics does not address specifically an area of fiduciary responsibility.

(h) Exceptions to specific provisions of this Code of Ethics may be granted by the compliance officer or an alternate if warranted by circumstances and if the exception is requested in a timely manner.

(i) This Code of Ethics has been approved by the Board of Trustees of the RS Investment Trust, including a majority of disinterested directors. Any material change to the Code must be approved by the Board, including a majority of disinterested directors, within 6 months of the change. The standard for Board approval is a finding that the Code contains provisions reasonably necessary to prevent Access Persons from violating the anti-fraud provisions of Rule 17j-1.

(j) SUMMARY. Under the Code of Ethics, all Access Persons, EXCEPT INDEPENDENT TRUSTEES of the Funds, are required to:

          (i) Pre-clear all trades in individual securities. [Note: certain securities are excepted: mutual funds, stock index options, SPDR's and money market instruments are "excepted securities."]

          (ii) Reverse trades that involve securities subsequently purchased or sold by a Fund within the applicable blackout period.

          (iii) Observe a minimum 60 day holding period for all securities (except "excepted securities").

          (iv)   Avoid IPO's.

          (v)    Receive special clearance for private placements.

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          (vi)   Avoid directorships of companies in which Fund assets may be invested. (Unless permission is obtained from the CEO.)

          (vii) Promptly disclose all security transactions and file quarterly transaction reports and annual ownership reports.

          (viii) Avoid security transactions in which they possess material non-public information with regard to the particular security.


II. DEFINITIONS

(a) "ACCESS PERSON" means: (i) officers, directors, general partners and Advisory Persons of the four Registered Investment Advisers (RS Investment Management, Inc. and RS Investment Management, L.P., RS Growth Group LLC and RS Value Group LLC -- collectively "RSIM"), as well as (ii) employees of RSIM and officers, directors, partners who have substantial responsibility for or knowledge of the investments of the mutual funds constituting series of the RS Trust (each, a "Fund"), hedge funds managed by RSIM, institutional accounts where RSIM acts as a sub-adviser, separate accounts managed by RSIM and (iii) each member of the Funds' Board of Trustees. Members of the immediate family of an Access Person living in the same household are covered by this Code of Ethics to the same extent as the Access Person.

(b) "ADVISORY PERSON" means with respect to (i) the Funds, (ii) an investment adviser to a Fund or (iii) any company in a control relationship to the Funds or the investment adviser (I.E., RSIM), (A) any employee who, in connection with his regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of a security by a Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (B) any natural person in a control relationship to the Funds or an investment adviser who obtains information concerning recommendations made to a Fund with regard to the purchase or sale of a security.

(c) A security is "BEING CONSIDERED FOR PURCHASE OR SALE" when a recommendation to purchase or sell a security has been made and communicated, and, with respect to a person making a recommendation, when such person seriously considers making such a recommendation.

(d) "BENEFICIAL OWNERSHIP" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, with the exception that the determination of direct or indirect beneficial ownership shall apply to all securities which an Access Person has or acquires.

(e) "CONTROL" means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position, as further defined in Section 2(a)(9) of the 1940 Act.

(f) "PURCHASE OR SALE OF A SECURITY" includes the writing of an option to purchase or sell a security.

(g) "SECURITY" shall have the meaning set forth in Section 2(a)(36) of the 1940 Act, and shall include options and warrants, except that it shall not include excepted securities (as defined below).

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(h)     "EXCEPTED SECURITIES" include shares of registered open-end investment companies (except the RSIM Funds), securities issued by the Government of the United States (including Government agencies), short term debt securities which are "government securities" within the meaning of
        Section 2(a)(16) of the 1940 Act, stock index options, SPDRs, bankers' acceptances, bank certificates of deposit, commercial paper and other money market instruments.

(i) "MATERIAL NON-PUBLIC INFORMATION" is information relating to dividend increases or decreases, earnings estimates, changes in previously released earnings estimates, significant expansion or curtailment of operations, a significant increase or decline of orders, significant merger or acquisition proposals or agreements, significant new products or discoveries, extraordinary borrowing, major litigation, liquidity problems, extraordinary management developments, purchase or sale of substantial assets or any information a reasonable investor might consider to be of importance in making an investment decision to buy, sell or hold. Information should be deemed non-public if it has not been widely disseminated by wire service, in one or more newspapers of general circulation, or by communication from the company involved to its shareholders or in a press release.

III. PROHIBITED TRADING PRACTICES

(a)     GENERAL ANTI-FRAUD PROHIBITION. If a security:

          (i)    is being considered for purchase or sale by a Fund;

          (ii)   is in the process of being purchased or sold by a Fund; or

          (iii) is or has been held by a Fund within the most recent 15 day period;

no Access Person shall knowingly purchase, sell or otherwise directly or indirectly acquire or dispose of any direct or indirect beneficial ownership interest in that security if such action by such Access Person would defraud a Fund, operate as a fraud or deceit upon a Fund, or constitute a manipulative practice with respect to a Fund.

(b) PRE-CLEARANCE. No Access Person shall purchase or sell any individual security (I.E., any security except an "excepted security") without pre-clearance. Once pre-clearance has been obtained, the trade must be executed by the end of the business day or new clearance must be obtained. (See attached Pre-clearance Form).

(c) BLACKOUT PERIOD. An Access Person may not execute a securities transaction (other than an "excepted security") on any day during which any Fund in the RSIM Funds complex has a pending "buy" or "sell" order in that same security or a related security of the same issuer (e.g., common stock is a related security to an option on common stock). However, it is not always possible to determine which orders were executed until the following day. The fact of pre-clearance does not mean that a trade will not end up being unwound if it is later ascertained that one of the Funds traded in that security on the same day. Blackout periods may be extended for certain securities. This policy applies to all Access Persons.

Additionally, portfolio managers and others who make investment decisions with respect to a Fund are prohibited for seven (7) calendar days PRECEDING AND FOLLOWING any Fund purchase or sale of that security and will include the entire business day on which the last Fund purchase or sale activity occurs. Any profits realized on a trade effected during the blackout period by a portfolio manager or

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other individual with investment decision-making authority will be disgorged to the appropriate Fund. The blackout period only applies to securities traded by a Fund or Funds over which the individual exercises investment decision-making authority. It does not apply to all Funds in the complex. The fact of pre-clearance and execution within the same day of pre-clearance is not relevant. Blackout periods may be extended for certain securities

(d) TRADES IN SHARES OF RSIM FUNDS. Please note that purchases and sales of shares of an RS Fund do NOT need pre-clearance, but the possibility of appearance of conflict of interest in such transactions is high. Accordingly, all purchases and sales of shares of an RS Fund:

          (i) should be made well in advance of the closing price calculation each day, and

          (ii) should not be made when in possession of material nonpublic information.

(e) NO IPOs. No Access Person shall acquire any securities offered in an initial public offering.

(f) PRIVATE PLACEMENTS. No Access Person shall acquire any securities in a private placement without both pre-clearance and special approval by the CEO. The Compliance Department shall maintain a record of the approval of, and the rationale supporting, any acquisition of securities in a private placement.

(g) OTHER RESTRICTIONS. No Access Person shall engage in short term trading or make other investments in contravention of the general policies that may be established from time to time as set forth. An Access Person must hold a security (other than an "excepted security") for a minimum of 60 days. This policy only applies to profitable trades.


IV. EXEMPTED TRANSACTIONS/SECURITIES

The prohibitions of Section III of this Code shall not apply to:

(a) Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control.

(b) Purchases or sales of securities which are not eligible for purchase or sale by any Fund.

(c) Purchases or sales which are non-volitional on the part of either the Access Person or the Trust (E.G., receipt of gifts).

(d)     Purchases that are part of an automatic dividend reinvestment plan.

(e) Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

(f) Purchases and sales which have received the prior approval of the Compliance Officer.

(g) Purchases and sales of securities, which are not included in the definition of "Security" in Section II.g or are "excepted securities" as defined in Section II.h. -- I.E., mutual fund shares (but not RS Fund shares), stock index options, SPDRs, government securities and money market instruments.

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V. REPORTING

(a) PRE-CLEARANCE AND IMMEDIATE REPORTING. All RSIM employees are currently required to report all individual security transactions (and purchase/sales of RSIM Funds) under rules specifically applicable to advisory and broker-dealer organizations. Access persons must also seek pre-clearance of individual security transactions and are required to have a duplicate confirmation of the transaction sent to the RSIM compliance officer promptly following the transaction. The only securities for which such pre-clearance and immediate reporting is not required are "excepted securities" and shares of the RSIM Funds.

(b) QUARTERLY REPORTS. In addition to contemporaneous reporting, all Access Persons are required to review, and if necessary, correct or make additions to quarterly reports generated within 10 days of the end of each calendar quarter, listing all securities transactions except transactions in "excepted securities." See subsection (c) below. Please note that purchases and sales of shares of an RSIM Fund, which are not subject to pre-clearance and contemporaneous reporting, are subject to quarterly reporting.


(c) Every quarterly report shall be made not later than ten (10) days after the end of each calendar quarter and shall contain the following information:

          (i) The date of the transaction, the title and the number of shares, and the principal amount of each security involved;

          (ii) The nature of the transaction (I.E., purchase, sale, or any other type of acquisition or disposition);

          (iii)  The price at which the transaction was effected; and

          (iv) The name of the broker, dealer, or bank with or through whom the transaction was effected.

(d) Copies of statements or confirmations containing the information specified in paragraph (c) above may be submitted in lieu of listing the transactions. Persons submitting statements will be deemed to have satisfied this reporting requirement, and need only sign off quarterly on having complied.

(e) For periods in which no reportable transactions were effected, the quarterly report shall contain a representation that no transactions subject to the reporting requirements were effected during the relevant time period.

(f) ANNUAL REPORT. Annually, in conjunction with the quarterly report for the quarter ending June 30, each Access Person shall be required to review, and if necessary, correct or make additions to, an annual report, which lists all security positions in which such Access Person has a direct or indirect beneficial interest.

(g) Any quarterly or annual report may contain a statement that the report shall not be construed as an admission by the person making such report that he has any direct or indirect beneficial ownership in the security to which the report relates.

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(h)     An initial holdings report of all securities beneficially owned by such person and the name of the broker with whom the Access Person maintained a securities account must be submitted to Scott Smith or Marianne Clark for review no later than 10 days after an employee of RSIM becomes an Access Person.


VI. EXCEPTIONS TO REPORTING REQUIREMENTS

(a) An INDEPENDENT TRUSTEE, I.E., a Trustee of the RS Investment Trust who is not an "interested person" (as defined in Section 2(a)(19) of the 1940 Act) of the Funds, is NOT required to file a report on a transaction in a security provided such Trustee neither knew nor, in the ordinary course of fulfilling his or her official duties as a trustee of the Funds, should have known that, during the 15-day period immediately preceding or after the date of the transaction by the Trustee, such security is or was purchased or sold by a Fund or is or was being considered for purchase or sale by a Fund by its investment adviser.

(b) Although an independent Trustee is exempt from the reporting requirements of this Code, such Trustee may nevertheless voluntarily file a report representing that he or she did not engage in any securities transactions which, to his or her knowledge, involved securities that were being purchased or sold or considered for purchase by any Fund during the 15-day period preceding or after the date(s) of any transaction(s) by such Trustee. The failure to file such a report, however, shall not be considered a violation of this Code of Ethics.

(c) Access Persons are not required to make a report with respect to an exempted transactions/securities as described in Section V of this Code.

(d) Access Persons do not need to file multiple reports. Copies of a single report can be used to satisfy the personal trading reports required by RSIM.


VII. IMPLEMENTATION

(a) In order to implement this Code of Ethics, a compliance officer and three alternates have been designated for RSIM and the Funds. These individuals are:

                    Scott R. Smith
                    Marianne E. Clark (alternate)
                    Steven M. Cohen (alternate)
                    G. Randy Hecht -President and CEO (alternate)

(b) The compliance officer shall create a list of all "Access Persons" and update the list with reasonable frequency.

(c) The compliance officer shall circulate a copy of this Code of Ethics to each Access Person, together with an acknowledgment of receipt, which shall be signed and returned to the Compliance Officer by each Access Person at least once each year.

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(d)     The compliance officer or a compliance officer delegate is charged with responsibility for ensuring that the pre-clearance and reporting requirements of this Code of Ethics are adhered to by all Access Persons. The compliance officer or compliance officer delegate shall be responsible for ensuring that the review requirements of this Code of Ethics (see Section VIII) are performed in a prompt manner. The compliance officer shall be responsible for enforcing the policies set forth herein.


VIII. REVIEW

(a) The compliance officer shall review all quarterly reports of personal securities transactions and annual holdings reports and compare such reports with pre-clearance forms and with completed and contemplated portfolio transactions of each Fund to determine whether noncompliance with the Code of Ethics and/or other applicable trading procedures may have occurred. The compliance officer may delegate this function to one or more persons.

(b) No person shall review his or her own reports. Before making any determination that a non-compliant transaction may have been made by any person, the compliance officer shall give such person an opportunity to supply additional explanatory material. If a securities transaction of the compliance officer is under consideration, an alternate shall act in all respects in the manner prescribed herein for the designated compliance officer.

(c) If the compliance officer determines that noncompliance with the Code of Ethics has or may have occurred, he or she shall, following consultation with counsel, submit his or her written determination, together with the transaction report, if any, and any additional explanatory material provided by the individual, to G. Randall Hecht, who shall make an independent determination of whether a violation has occurred.

(d) The Compliance Department will provide to the Board of Trustees of the RS Investment Trust, no less than annually, a written report that
        (i) details issues that have arisen under the Code of Ethics, including, but not limited to, information about violations of the Code and sanctions imposed in response to such violations, and
        (ii) certifies to the Board that RSIM has adopted procedures reasonably necessary to prevent its Access Persons from violating the Code.

(e) The compliance officer shall be responsible for maintaining a current list of all Access Persons (including all Fund Trustees) and for identifying all reporting Access Persons on such list, and shall take steps to ensure that all reporting Access Persons have submitted reports in a timely manner. The compliance officer may delegate the compilation of this information to appropriate persons. Failure to submit timely reports will be communicated to
G. Randall Hecht and to the Funds' Board of Trustees.

IX. SANCTIONS

(a) If a material violation of this Code occurs or a preliminary determination is made that a violation may have occurred, a report of the alleged violation shall be made to the Board of Trustees.

(b) The Board of Trustees may impose such sanctions as it deems appropriate, including, a letter of censure, suspension, or termination of employment, and/or a disgorging of any profits made.

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                     Please sign and date the attached form.
                      Detach and return to RSIM Compliance.

         I FULLY UNDERSTAND AND HEREBY SUBSCRIBE TO THIS CODE OF ETHICS.



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                                      NAME



                     --------------------------------------
                                    SIGNATURE



                     --------------------------------------
                                      DATE

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                                  APPENDIX III

                                  July 1, 2000


                        RS INVESTMENT MANAGEMENT CO. LLC

                         RS INVESTMENT MANAGEMENT, L.P.
                         RS INVESTMENT MANAGEMENT, INC.
                               RS GROWTH GROUP LLC
                               RS VALUE GROUP LLC
                               RS INVESTMENT TRUST

                              --------------------

                           POLICY ON PERSONAL TRADING

                              --------------------

SUMMARY

The following policy on personal trading, together with the enclosed Code of Ethics, outlines all existing restrictions on personal securities transactions for Access Persons of RS Mutual Funds. While it is our belief that personal investing can lead an individual to be a better, more knowledgeable investor, these guidelines have been written not only to ensure compliance with relevant securities laws, but also to protect our investors and prevent any perception of a potential conflict of interest.

Access Persons are defined as (i) officers, directors, general partners and Advisory Persons of the two mutual fund advisers (RS Investment Management, Inc. and RS Investment Management, L.P. -- collectively "RSIM"), as well as (ii) employees of RSIM and officers, directors, partners who have substantial responsibility for or knowledge of the investments of the mutual funds constituting series of the RS (each, a "Fund"), and (iii) each member of the Funds' Board of Trustees. Members of the immediate family of an Access Person living in the same household are covered by this policy to the same extent as the Access Person. The policy also applies to the immediate families living in the same household of all Access Persons. The highlights of the policy are as follows:


1)      PERSONAL ACCOUNTS

All personal brokerage accounts must be maintained at Robertson Stephens, Charles Schwab or Fidelity Investments. Any exceptions to this policy must be approved by the Compliance Department.


2)      PRE-CLEARANCE

All personal trades for individual securities for all Access Persons must be pre-cleared by the Compliance Department using the attached form. After pre-clearance has been granted, the trade must be completed by the end of the business day, or the approval is void and the form must be resubmitted. Trades for which pre-clearance is required include ALL SECURITIES EXCEPT, open-end mutual funds, stock index options, SPDR's, government securities and money market securities. Obtaining pre-clearance for a trade does not guarantee that the trade will not be later reversed should a Fund effect a subsequent trade in the same security.

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3)      BLACKOUT PERIODS

An Access Person may not execute a securities transaction (other than an "excepted securities") on any day during which any Fund in the RSIM Funds complex has a pending "buy" or "sell" order in that same security or a related security of the same issuer (e.g., common stock is a related security to an option on common stock). However, it is not always possible to determine which orders were executed until the following day. The fact of pre-clearance does not mean that a trade will not end up being unwound if it is later ascertained that one of the Funds traded in that security on the same day. Blackout periods may be extended for certain securities. This policy applies to all Access people.

Additionally, portfolio managers and others who make investment decisions with respect to a Fund are prohibited for seven (7) calendar days PRECEDING AND FOLLOWING any Fund purchase or sale of that security and will include the entire business day on which the last Fund purchase or sale activity occurs. Any profits realized on a trade effected during the blackout period by a portfolio manager or other individual with investment decision-making authority will be disgorged to the Fund. The blackout period only applies to securities traded by a Fund or Funds over which the individual exercises investment-making authority. It does not apply to all Funds in the complex. The fact of pre-clearance and execution within the same day of pre-clearance is not relevant. Blackout periods may be extended for certain securities.

4)      RESTRICTIONS ON SHORT-TERM TRADING

Access Persons are strongly discouraged from entering into securities transactions for the purpose of achieving short-term gains. In addition to the general prohibition against acquiring securities in the blackout period before and immediately following Fund transactions, an Access Person must hold a security (other than an excepted security, E.G., a stock index option) for a minimum of 60 days. Exceptions may be made in the case of a medical or other emergency, provided that relevant details are communicated at the time of pre-clearance.

5)      INITIAL PUBLIC OFFERINGS

All Access Persons are strictly prohibited from acquiring securities in any initial public offering.

6)      PRIVATE PLACEMENTS

Investments by Access Persons in private placements require both pre-clearance and special approval from the CEO.

7)      SERVICE AS A DIRECTOR

Portfolio Managers and Access Persons will be permitted to serve as directors of publicly traded companies and private companies in which the Funds may invest only if the CEO determines that doing so would be in the best interest and would not present a conflict of interest. All Fund investment decisions made or participated in by such Director/Access Persons require pre-clearance from the CEO.

8)      DISCLOSURE

To the extent an Access Person maintains permitted brokerage accounts at broker/dealers other than FleetBoston Robertson Stephens, Charles Schwab & Co., or Fidelity Investments that Access Person must ensure that copies of trade confirmations for their brokerage accounts and accounts of immediate family living in the same household, are forwarded to the Compliance Department. Trade confirmations will be cross-referenced against pre-clearance forms to ensure that approval had been granted. In addition, Access Persons must make required quarterly reports of securities transactions (or furnish brokerage statements) and must sign off, at least annually, on receipt of and compliance with the Code of Ethics.

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[RS INVESTMENT MANAGEMENT LOGO]

                      PRE-AUTHORIZATION FOR PERSONAL TRADES

To:       RSIM Compliance
Phone: (415) 591-2779
          (415) 591-2728
Fax:      (415) 591-2851

From: _________________________                  Date: __________________

________________________________________________________________________________

I wish to effect the following trade for my personal account, an account in which I have a beneficial interest, or an account belonging to one of my immediate relatives living in the same household.

NAME of Security ____________________________________ TICKER ________________

# OF SHARES ___________   BUY     SELL         (CIRCLE ONE)   PRICE ________

BROKERAGE FIRM ___________________________ & ACCOUNT # ________________

THE PURCHASE/SALE IS BASED ON PERSONAL RESEARCH      YES [ ]      NO [ ]
(You may be required to provide documentation should there be a potential conflict).

I AM AWARE OF AN INTENDED OR POSSIBLE MUTUAL FUND TRADE IN THIS SECURITY

                               YES [ ]     NO [ ]

I AGREE THAT IF I DO NOT EFFECT THE ABOVE TRADE ON THE DAY INDICATED BELOW, THE APPROVAL IS NULL AND VOID AND THE REQUEST MUST BE RESUBMITTED. I REALIZE THAT IF I AM AN EMPLOYEE WITH INVESTMENT DECISION MAKING AUTHORITY, AND ANY RS FUNDS TRANSACTIONS OCCUR WITHIN 7 DAYS OF MY TRANSACTION THAT INVOLVE A FUND OVER WHICH I HAVE AUTHORITY AND THE ABOVE SECURITY, THE TRADE WILL BE BROKEN AT MY EXPENSE. I REALIZE THAT IF I DO NOT HAVE SUCH AUTHORITY, AND ANY FUND TRANSACTIONS OCCUR ON THE SAME DAY AS MY TRANSACTION, THE TRADE WILL BE BROKEN AT MY EXPENSE. FURTHERMORE, I AFFIRM THAT IF THIS IS A SALE OF STOCK, I HAVE EITHER HELD IT FOR AT LEAST 60 DAYS OR I AM SELLING THE STOCK AT A LOSS.


                                            ------------------------------
                                                      AUTHORIZED


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SIGNED                                                DATE